Exhibit 10.12

CERTAIN PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED. REDACTIONS ARE INDICATED BY A DOUBLE PAIR OF EMPTY BRACKET (“[[ ]]”). THE TEXT HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE NUMBER OF PAGES COVERED BY THE REQUEST IS ____.

INFO-LINK XM SATELLITE MUSIC AND MESSAGING SYSTEM TRIAL TEST AGREEMENT

(For On Site/In Store Test)

This Test Agreement is made as of the 21st day of June 2006 and between The Pep Boys – Manny, Moe & Jack (PEP BOYS), 3111 West Allegheny Ave. Philadelphia, PA 19132 and Info-Hold, Inc 4120 Airport Rd. Cincinnati, Ohio 45226.

WHEREAS, PEP BOYS agrees to provide the following listed and/or described information and authorization for testing and evaluation purposes of the Info-Link XM Satellite Radio Music and Messaging System at the following locations:

[[    ]]

PROPOSAL FOR TESTING AND EVALUATION:

Info-Hold proposes a full installation and activation of two Info-Link XM Satellite Radio Music and Messaging systems at the above-designated PEP BOYS auto parts supply store location(s) for a test period of up to 90 days. Info-Hold will provide all equipment including Info-Link XM Satellite Radio system hardware, wiring, and provide all necessary installation services at no cost to PEP BOYS. Info-Hold will also activate the XM Satellite Radio subscription service for each location and provide messaging content to each location if needed, also [[    ]] to PEP BOYS. Info-Hold will also provide on-hold messaging services with the Info-Link XM Satellite Music and Messaging system. PEP BOYS will be responsible to ensure test site phone systems are message on hold (MOH) compatible and have the telephone connection interface specified herein. In addition, all support and service will be provided by Info-Hold [[    ]] to PEP BOYS for the 90-day test period after the installation.

It is further agreed as follows:

1. PEP BOYS grants consent to Info-Hold to use the above-described equipment(s) for testing purposes as herein stipulated for the explicit purpose of evaluation. Info-Hold conveys no title to any equipment(s) herein described. Info-Hold shall not interface or connect any equipment(s) to PEP BOYS Network(s) or configured systems without the express written consent of PEP BOYS. Such consent may be accomplished by addendum to this agreement. Modification(s) to equipment(s) provided for testing purposes shall be accomplished only by PEP BOYS, unless otherwise explicitly authorized by PEP BOYS.

2. All software and hardware supplied by Info-Hold shall at all times remain the property of Info-Hold.

3. PEP BOYS shall provide all test site facilities and utilities that are required for any and all tests to be accomplished pursuant to this agreement.

4. Info-Hold shall be responsible for all equipment and installation of said equipment in conjunction with tests and evaluations, under this agreement at initial test site(s). PEP BOYS shall incur no costs for the equipment or installation of said equipment under this agreement, except as may further be provided by a conditional addendum to this agreement.

5. Info-Hold shall be responsible for all maintenance and repair of provided equipment(s)

6. Each party shall at all times use commercially reasonable efforts to protect and safeguard information of the other party that it knows to be proprietary, confidential in nature, or, to be a trade secret such as the patented Info-Link XM Satellite Radio Music and Messaging system and controlling software. A party may divulge such information only to those personnel directly involved in the tests and evaluations conducted pursuant to this agreement, and then only on a bona fide need-to-know basis.

7. Info-Hold will not use any information or contributive reference relating to the tests and evaluations resulting from provisions of this agreement, for any purposes except to evaluate a business transaction with Pep Boys.

8. The release of information or data generated as a result of tests and evaluations conducted under provisions of this agreement to Info-Hold, shall be the sole and unilateral decision of PEP BOYS. PEP BOYS shall not release information or data generated pursuant to this agreement to unaffiliated parties without the express written consent of Info-Hold, which shall not be unreasonably withheld.

9. PEP Boy’s participation in this agreement shall in no way obligate PEP BOYS to purchase any equipment, materials, or services from Info-Hold.

10. If PEP Boy’s chooses to continue with the Info-Hold XM service, each site will be billed [[    ]] per month for both the music and messaging service upon the expiration of this trial period, and the parties shall negotiate and enter into a definitive agreement containing terms acceptable to both parties but no less favorable to Pep Boys than as set forth herein.

11. Info-Hold shall provide the above-described equipment [[    ]] to PEP BOYS for a term commencing on or about July 1st 2006 (the date of installation of the equipment at PEP BOYS test site) and ending on July 31st 2006. Upon termination of this Test Agreement as provided herein, PEP BOYS shall allow Info-Hold to remove all equipment that was installed on site for this test. Upon removal of the equipment, Info-Hold shall restore the premises to the condition it was in prior to the testing at its own cost and expense.

12. Info-Hold shall acknowledge return of the equipment by providing a written receipt on the date PEP BOYS exercises the option to not pursue an agreement with Info-Hold, and Info-Hold removes the equipment from the test facilities.

13. Info-Hold agrees to defend, indemnify and hold harmless PEP BOYS, its subsidiaries and affiliates and it and their respective officers, directors, employees and agents from any and all third-party claims, and all resulting liabilities and expenses (including reasonable attorneys’ fees) arising out of or resulting from (i) the negligence or misconduct of Info-Hold or its employees and/or (ii) the actual or alleged infringement of any copyright, trademark, trade secret, patent or other proprietary right based on any equipment, services or deliverables provided to PEP BOYS hereunder.

14. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. Each party hereby submits to the exclusive jurisdiction and venue of the federal and state courts located in Philadelphia County, Pennsylvania over any dispute arising under this Agreement. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING OVER ANY DISPUTE ARISING UNDER THIS AGREEMENT

13. This Agreement constitutes the sole and entire understanding between the parties pertaining to the equipment listed above.

14. The Info-Hold point of contact is Kevin McCullough – Vice President (760) 837-3808, (760) 578-1280 - mobile

15. The PEP BOYS points of contact are: Bill Furtkevic – [[    ]]

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IN WITNESS WHEREOF, the parties hereto have executed this TEST AGREEMENT as of the date first written above.

THE PEP BOYS – MANNY MOE & JACK:	INFO-HOLD:

BY:	BY:

TITLE:	TITLE:

Approved for legal sufficiency. (Optional)

BY:

TITLE:

DATE: